EX-99.h.1.ii

AMENDMENT NO. 6 TO
SCHEDULE A

DELAWARE GROUP EQUITY FUNDS IV

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF JUNE 10, 2024

Delaware Healthcare Fund	Effective as of April 19, 2001
Delaware Growth and Income Fund	Effective as of October 4, 2019
Delaware Opportunity Fund	Effective as of October 4, 2019
AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE GROUP EQUITY FUNDS IV for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and Global Head of Fund Services	Title:	President and Chief Executive Officer